UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 22, 2006

VENOCO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-123711	77-0323555
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification Number)

370 17th Street, Suite 2950 Denver, Colorado		80202-1370
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (303) 626-8300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01             Entry Into a Material Definitive Agreement.

On March 22, 2006, Venoco, Inc. paid a dividend to its sole stockholder, the Marquez trust, consisting of 100% of the membership interests in Venoco’s subsidiary 6267 Carpinteria Avenue, LLC. The principal asset of 6267 Carpinteria Avenue is the office building Venoco leases in Carpinteria, California. 6267 Carpinteria Avenue acquired the office building in December 2004 and financed a portion of the purchase with a loan secured by a lien on the office building. The loan is non-recourse to Venoco and Venoco is not responsible for repayment of the loan. In connection with the purchase of the building, Venoco agreed to indemnify the lender against certain liabilities principally relating to environmental matters and certain violations of the applicable loan documents. Pursuant to an indemnity and guaranty agreement dated March 22, 2006, the Marquez trust has agreed to indemnify Venoco against certain costs it may incur with respect to those indemnification obligations.

Venoco and 6267 Carpinteria Avenue are parties to a lease pursuant to which Venoco leases the office building from 6267 Carpinteria Avenue for $1.1 million per year. The payment of the dividend had no effect on Venoco’s rights and obligations as set forth in the lease. The lease, which was entered into in 2001 and was amended in 2004, provides that the annual rent will increase by 10% in 2009 and by an additional 10% in 2014. Venoco is also responsible for reimbursing 6267 Carpinteria Avenue for certain building operating expenses. The lease will expire in 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 27, 2006

VENOCO, INC.

By:	/s/ Timothy M. Marquez
Name:	Timothy M. Marquez
Title:	Chief Executive Officer